AMENDMENT TO

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Amendment to the Amended and Restated Expense Limitation Agreement (the “Amendment”) is made and entered into as of June 8, 2023, between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series and classes listed on the attached Schedule A (each, a “Fund” and collectively, the “Funds”), and RBC Capital Markets, LLC, a Delaware limited liability company (“RBC CM”).

WHEREAS, the Trust and RBC CM previously entered into that certain Amended and Restated Expense Limitation Agreement, dated as of October 21, 2016 (as further amended, restated, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Trust and RBC CM wish to amend the Agreement to reflect the expense limitation arrangement for Class A shares of U.S. Government Money Market Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Schedule A of the Agreement shall be replaced in its entirety with the updated Schedule A attached hereto.

2.

The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:
Name: Kathy Hegna
Title: Chief Financial Officer and Treasurer

RBC CAPITAL MARKETS, LLC

By:
Name:
Title:

Schedule A

U.S. Government Money Market Fund

Class	Expense Limitation
Investor Class	1.00%
Institutional Class 2	0.30%
Class A	0.25%

For Class A shares, the initial term of this Agreement shall be through January 31, 2025. Investor Class shares and Institutional Class shares have completed their initial terms.

Note that after the initial term, this Agreement shall continue in effect from year to year thereafter, unless and until revised or terminated, all as described in Section 3 of the Agreement.